EXHIBIT 10.46
SEVERANCE AND CHANGE IN CONTROL AGREEMENT
     This Severance and Change in Control Agreement (the “Agreement”) is made and entered into effective as of November 13, 2006, (the “Effective Date”), by and between Anadys Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and James T. Glover (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.
AGREEMENT
     In consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
     1. Employment.
     1.1 Loyalty; At Will Employment. During the Executive’s employment by the Company, the Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties as an officer of the Company. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without cause, by either Executive or Company, subject to the provisions of Sections 3 and 4 below.
     1.2 Termination of Obligations. In the event of the termination of the Executive’s employment with the Company, the Company shall have no obligation to pay Executive any base salary, bonus or other compensation or benefits, except as earned prior to the date of termination or as provided in Sections 3 and 4 or for benefits due to the Executive (and/or the Executive’s dependents) under the terms of the Company’s benefit plans. The Company may offset any amounts Executive owes it or its subsidiaries against any amount it owes Executive pursuant to Sections 3 or 4.
     1.3 The term of this Agreement (the “Term”) shall begin on the Effective Date and shall continue until Executive’s employment with the Company is terminated for any reason.
     2. Definitions.
          For purposes of this Agreement, the following terms shall have the following meanings:
     2.1 Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the

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Company in force when the Executive becomes disabled, the term “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing all of the Executive’s usual services for the Company for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.
     2.2 Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent:
               (i) a material adverse change in the nature or scope of Executive’s job responsibilities, or in the case of a Change of Control, the failure to be offered a substantially equivalent position with the successor entity;
               (ii) the relocation (or demand for relocation) of Executive’s place of employment to a point more than thirty (30) miles from Executive’s then current place of employment; and
               (iii) a reduction in the annual base compensation paid to Executive, without Executive’s consent; provided, however, that a reduction in Executive’s compensation occurring as part of a Company-wide similar reduction of salary for similarly-situated executives shall not constitute Good Reason.
     2.3 For Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events:
               (i) the Executive’s willful or grossly negligent failure, as determined in good faith by the Board of Directors, to satisfactorily perform the Executive’s assigned duties with the Company, or any successor thereof, in the best interest of the Company and as directed by the Company’s Board of Directors or the Chief Executive Officer (except for the failure resulting from Executive’s incapacity due to Complete Disability, or, for the purposes of Section 4.1.1 only, any such actual or anticipated failure resulting from a Good Reason termination) which is not corrected within thirty (30) days of receiving notice of such failure from the Company specifying in reasonable detail the nature of such failure;
               (ii) the Executive’s commission of a negligent or willful act that materially injures the business of the Company;
               (iii) the Executive’s conviction of a felony involving moral turpitude; and
               (iv) the Executive’s engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company or any of its affiliates or

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which violates any material provisions of the Executive’s Agreement for Employees dated September 25, 2006 (proprietary information and inventions agreement) with the Company.
     2.4 Change in Control. For purposes of this Agreement, “Change in Control” means:
               (i) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of ownership held by a person, entity or group exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, a person, entity or group becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by such person, entity or group over the designated percentage threshold, then a Change in Control shall be deemed to occur;
               (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or
               (iii) there is consummated a sale or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition.
     2.4 Integration. The parties acknowledge that the definition of “for Cause” contained within this Agreement may differ from the definitions of “for Cause” contained within Executive’s stock option agreement or agreements. Accordingly, the Parties agree that unless it

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is determined that Executive shall be terminated for Cause as defined in this Agreement, there shall be no termination for Cause under any of Executive’s stock option agreements.
     3. Severance.
     3.1 Benefits.
               3.1.1 Except as provided in Section 4.1.1, in the event that Executive’s employment with the Company is terminated by the Company without Cause within the twelve (12) month period immediately following Executive’s first day of employment with the Company, then upon the Executive’s delivery to the Company of an effective Release and Waiver of Claims, attached hereto as Exhibit A, the Executive shall be entitled to the equivalent of nine (9) months of the Executive’s annual base salary in effect at the time of termination, less standard deductions and withholdings, which shall be paid as soon as administratively practicable but no later than sixty (60) days after termination.
               (i) In addition, in the event that Executive would otherwise owe to the Company the reimbursement of a pro rata portion of his sign-on bonus/relocation assistance, such reimbursement shall not be required if the provisions of this Section 3.1.1 apply.
     4. Change in Control.
     4.1 Benefits.
               4.1.1 In the event that Executive’s employment with the Company is terminated without Cause or for Good Reason within the sixty (60) day period immediately preceding or the twelve (12) month period immediately following a Change in Control of the Company, then upon the Executive’s delivery to the Company of an effective Release and
               Waiver of Claims, attached hereto as Exhibit A, the Executive shall be entitled to:
               (i) The equivalent of nine (9) months of the Executive’s annual base salary in effect at the time of termination, less standard deductions and withholdings, which shall be paid as soon as administratively practicable, but no later than sixty (60) days after termination, unless Section 4.2 below applies; and
               (ii) Accelerated vesting of all unvested shares subject to any outstanding stock options then held by Executive, such that all shares shall be vested and fully exercisable as of the date of Executive’s termination.
               (iii) In addition, in the event that Executive would otherwise owe to the Company the reimbursement of a pro rata portion of his sign-on bonus/relocation assistance, such reimbursement shall not be required if the provisions of this Section 4.1 apply.
     4.2 Application of Internal Revenue Code Section 409A. If the Company determines that the benefits payable under Section 4.1.1(i) of this Agreement fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue

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Code as a result of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code.
     4.3 Parachute Payment. If any payment or benefit Executive would receive pursuant a Change in Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless Executive elects in writing a different order for cancellation.
     The Company shall engage a nationally recognized accounting or consulting firm to perform the foregoing calculations. If the firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, then the Company shall appoint another nationally recognized accounting or consulting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such firm required to be made hereunder.
     The firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company. If the firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the firm made hereunder shall be final, binding and conclusive upon Executive and the Company.
     5. General. This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California. This Agreement supercedes and replaces any other agreement between Executive and the

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Company regarding change in control benefits and cannot be amended or modified except by written agreement between Executive and the Company. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.
     In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

Anadys Pharmaceuticals, Inc.

BY: Name:	/s/ Kleanthis G. Xanthopoulos, Ph.D. Kleanthis G. Xanthopoulos, Ph.D.
Its:	President and Chief Executive Officer

Dated:	11/13/2006

Executive:

/s/ James T. Glover

Dated:	11/13/2006

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EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
     In consideration of the payments and other benefits set forth in Sections 3 and 4 of the Severance and Change in Control Agreement dated November 13, 2006, to which this form is attached, I, James T. Glover, hereby furnish Anadys Pharmaceuticals, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).
     In exchange for the consideration provided to me by the Severance and Change in Control Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
     I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.
     I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven

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(7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.
     If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).
     I acknowledge my continuing obligations under my Agreement for Employees dated September 25, 2006 (proprietary information and inventions agreement), attached hereto as Exhibit B. Pursuant to the Agreement for Employees I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the change in control benefits I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Agreement for Employees.
     This Release and Waiver, including Exhibit B hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:

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